Exhibit 21

List of Subsidiaries                          State or Jurisdiction of Incorporation

American Italian Pasta Company                Delaware

AIPC Wisconsin, Limited Partnership           Wisconsin

AIPC Sales Co                                 Missouri

IAPC UK Limited                               United Kingdom

IAPC Holding UK Limited                       United Kingdom

Pasta Lensi, S.r.l.                           Italy

IAPC BV                                       Netherlands

IAPC CV                                       Netherlands

AIPC Finance, Inc.                            Delaware

AIPC South Carolina, Inc.                     South Carolina

AIPC Missouri, LLC                            Missouri

IPC Arizona, LL                                Arizona